UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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INVENTURE FOODS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INVENTURE FOODS, INC.

5415 East High Street, Suite 350

Phoenix, Arizona 85054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2013

Dear Stockholder:

The 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of Inventure Foods, Inc., a Delaware corporation (the “Company”), will be held on May 15, 2013, at 8:30 a.m. local time, at the JW Marriott Phoenix Desert Ridge Resort & Spa, 5350 East Marriott Drive, Phoenix, Arizona, 85054, for the following purposes:

(1)                                 To elect the Directors of the Company to serve until the 2014 Annual Meeting of Stockholders;

(2)                                 To ratify the selection of Moss Adams LLP as independent public accountants for fiscal year 2013;

(3)                                 To conduct an advisory vote on the compensation of our named executive officers;

(4)                                 To conduct an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers; and

(5)                                 To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed April 1, 2013 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.  Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed for the Annual Meeting.

Your copy of the 2012 Annual Report of the Company is enclosed.

This notice, the attached Proxy Statement and Proxy, and the Company’s 2012 Annual Report are available on the Company’s website at www.inventurefoods.com by choosing “Investor Relations” and then the “SEC Filings” link.

By Order of the Board of Directors

/s/ Terry McDaniel
Terry McDaniel
Chief Executive Officer

Phoenix, Arizona
April 19, 2013

IMPORTANT

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.  HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO PROMPTLY MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED, SELF-ADDRESSED, STAMPED ENVELOPE SO THAT YOUR SHARES OF STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE ANNUAL MEETING.  YOUR PROXY WILL BE RETURNED TO YOU IF YOU SHOULD BE PRESENT AT THE ANNUAL MEETING AND SHOULD REQUEST SUCH RETURN OR IF YOU SHOULD REQUEST SUCH RETURN IN THE MANNER PROVIDED FOR REVOCATION OF PROXIES ON THE INITIAL PAGES OF THE ENCLOSED PROXY STATEMENT.  PROMPT RESPONSE BY OUR STOCKHOLDERS WILL REDUCE THE TIME AND EXPENSE OF SOLICITATION.

INVENTURE FOODS, INC.

5415 East High Street. Suite 350

Phoenix, Arizona 85054

PROXY STATEMENT FOR ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON MAY 15, 2013

Solicitation of Proxies; Accompanying Documentation

We are delivering these proxy materials to solicit proxies on behalf of the Board of Directors of Inventure Foods, Inc. (which we refer to as the “Company,” “we,” or “us”), for the 2013 Annual Meeting of Stockholders (the “Annual Meeting”), including any adjournment or postponement thereof.  The Annual Meeting will be held on May 15, 2013, at 8:30 a.m. local time, at the JW Marriott Phoenix Desert Ridge Resort & Spa, 5350 East Marriott Drive, Phoenix, Arizona, 85054.  Starting on or about April 19, 2013, we are mailing this Proxy Statement to stockholders entitled to vote at the Annual Meeting, together with a form of proxy and voting instruction card (“proxy card”) and the Company’s Annual Report for the year ended December 29, 2012 (which includes a copy of the Company’s Form 10-K for such period, including audited financial statements, filed with the Securities and Exchange Commission (the “SEC”)).

Costs of Solicitation

All expenses of the Company in connection with this solicitation will be borne by the Company.  In addition to the solicitation of proxies by use of the mail, officers, Directors and employees of the Company may solicit the return of proxies by personal interview, mail, telephone and/or facsimile.  Such persons will not be additionally compensated, but will be reimbursed for out-of-pocket expenses.  The Company will also request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Company’s transfer agent, American Stock Transfer & Trust Co., for their reasonable out-of-pocket expenses in forwarding such material.

Stockholders Entitled to Vote at the Annual Meeting

If you were a registered stockholder at the close of business on the record date, April 1, 2013 (the “Record Date”), you are entitled to receive this notice and to vote at the Annual Meeting.  There were 19,212,556 shares of common stock outstanding on the Record Date.  You will have one vote on each matter properly brought before the Annual Meeting for each share of Company common stock you own.

How to Vote Your Shares

Your vote is important.  Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy.  Even if you plan to attend the Annual Meeting, we urge you to vote in advance.  If you own your shares in record name, you may cast your vote by simply marking, dating and signing your proxy card, and then returning it to the Company’s transfer agent, American Stock Transfer & Trust Co., in the postage-paid envelope provided.

Stockholders who hold their shares beneficially in a street name through a nominee (such as a bank or broker) may be able to vote by either the telephone or the Internet, as well as by mail.  You should follow the instructions you receive from your nominee to vote these shares.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•                  delivering written notice of revocation to: Secretary, Inventure Foods, Inc., 5415 East High Street Suite 350, Phoenix, Arizona, 85054 at any time before the proxy is voted;

•                  executing and delivering a later-dated proxy; or

•                  attending the Annual Meeting and voting by ballot.

However, no notice of revocation or later-dated proxy will be effective until received by the Company at or prior to the Annual Meeting.  Such revocation will not affect a vote on any matter taken prior to the receipt of such revocation.  Your attendance at the Annual Meeting will not by itself revoke your proxy.

Voting at the Annual Meeting

The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to vote in person at the Annual Meeting.  If you hold your shares in a street name, you must obtain a proxy executed in your favor from your nominee (such as a bank or broker) to be able to vote at the Annual Meeting.

Your shares will be voted at the Annual Meeting as directed by the voting instructions on your proxy card if: (1) you are entitled to vote, (2) your proxy was properly executed, (3) we received your proxy prior to the Annual Meeting, and (4) you did not revoke your proxy prior to the Annual Meeting.

The Board’s Recommendations

If you send a properly executed proxy without specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors:

•                  FOR the election of the nominated slate of Directors (see page 3).

•                  FOR the ratification of the selection of Moss Adams LLP as independent public accountants for fiscal year 2013 (see page 18).

•                  FOR the approval, on and advisory basis, of the compensation of our named executive officers (see page 19).

•                  FOR every “one year” as the frequency for future advisory votes on the compensation of our named executive officers (see page 21).

If any other matters properly come before the Annual Meeting, the shares represented by all properly executed proxies will be voted in accordance with the judgment of the persons named on such proxies.

Votes Required to Approve Each Item

The presence at the Annual Meeting (in person or by proxy) of the holders of at least a majority of the shares is necessary to have a quorum allowing us to conduct business at the Annual Meeting.  Assuming the presence of a quorum, the following votes are required to approve each item of business at the Annual Meeting:

•                  Election of Directors: A plurality of votes cast by holders of shares entitled to vote is required to approve the election of the Directors.  Under plurality voting, the seven (7) nominees for Director who receive the greatest number of favorable votes are elected.

•                  Other Items: A majority of the shares present at the Annual Meeting (in person or by proxy) and entitled to vote is required to approve the other proposals and any other items of business that properly come before the Annual Meeting.  With respect to the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, if none of the frequency alternatives (one year, two years or three years) receive a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by stockholders.  However, because this vote is advisory and not binding on the Company or our Board of Directors in any way, the Board of Directors may decide that it is in our and our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the alternative approved by our stockholders.

Broker “non-votes” occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner.  Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting, but broker non-votes are not counted for purposes of determining the number of shares entitled to vote with respect to any proposal for which the broker lacks discretionary authority.  Accordingly, broker non-votes will have no effect on the outcome of the vote for the election of Directors or any other proposed matter.  Stockholders of record who are present in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meetings, are considered stockholders who are present and entitled to vote on the proposals.  Accordingly, a properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, will have no effect on the outcome of the election of Directors, and will have the same effect as a vote “AGAINST” any other proposed matter.

Annual Meeting Admission

You may attend the Annual Meeting if you are a registered stockholder, a proxy for a registered stockholder, or a beneficial owner of Company common stock with evidence of ownership.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 15, 2013

The Company’s Notice of Annual meeting of Stockholders, Proxy Statement, Proxy and 2012 Annual Report are available at www.inventurefoods.com by choosing “Investor Relations” and then the “Annual Report and Proxy” links.

* * * * *

PROPOSAL 1 — ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The Bylaws of the Company, as amended, provide that the number of Directors constituting the Board of Directors shall be determined by resolution of the Board of Directors at any meeting or by the stockholders at the Annual Meeting.  The Board of Directors of the Company has set the number of Directors comprising the Board of Directors at seven (7).

The Board of Directors has nominated seven (7) persons for election as Directors of the Company at the Annual Meeting, each to serve until the 2014 Annual Meeting of Stockholders of the Company or until his successor shall have been duly elected and qualified.  All of the nominees are incumbent Directors standing for reelection.  All of the nominees have been unanimously approved by the independent Directors.  Each nominee has consented to be named in this Proxy Statement and to serve if elected.  If, prior to the meeting, any nominee should become unavailable to serve for any reason, the shares represented by all properly executed proxies will be voted for such alternate individual as shall be designated by the Board of Directors, unless the Board of Directors shall determine to reduce the number of Directors pursuant to the Bylaws of the Company.

Assuming the presence of a quorum, a plurality of votes cast by holders of shares entitled to vote is required for the election of Directors.  Shares will be voted for the nominees in accordance with the specifications marked on the proxies applicable thereto, and if no specification is made, will be voted “FOR” the election of all the nominees.

The table below sets forth the names and ages of the nominees for Director and, where applicable, the year each first became a Director of the Company.

Name	Age	Year First Became a Director of the Company
Ashton D. Asensio	68	2006
Macon Bryce Edmonson	58	2006
Paul J. Lapadat	47	New Nominee
Terry McDaniel	56	2008
David L. Meyers	67	New Nominee
Larry R. Polhill	61	2004
Itzhak Reichman	56	2007

The following information relates to each person nominated to be a Director, which collectively constitute all of the Company’s Directors whose terms will commence or continue after the Annual Meeting.  Where applicable, the information includes any publicly traded company directorships and certain other directorships held by each Director during the past five years.

Ashton D. Asensio.  Mr. Asensio has served as a Director of the Company since February 2006 and was appointed Chairman of the Audit Committee in July 2006.  Since January 2009, Mr. Asensio has served as Chief Financial Officer of Security Alarm Financing Enterprises, L.P., a California security alarm account aggregator.  From 2003 to January 2009, Mr. Asensio was a financial and operations consultant and, from March 2005 to January 2009, Mr. Asensio provided consulting services to American Pacific Financial Corp., a Grand Terrace, California-based asset management firm (APFC) and various entities in which APFC had an ownership interest, including Capital Foods, LLC, a stockholder of the Company, and Realty Information Systems, Inc., a franchising organization (RIS).  From August 2005 to February 2006, Mr. Asensio served as Chief Financial Officer of RIS.  On March 28, 2008, an involuntary action was filed against RIS under Chapter 7 of the Bankruptcy Code, 11 U.S.C. Section 101, et.seq. in the United States Bankruptcy Court for the District of Nevada.  RIS disputed the petition but subsequently consented to relief under Chapter 11 of the Bankruptcy Code on July 15, 2008.  APFC and its affiliates prevailed as the successful credit bidder for the RIS assets in a sale pursuant to an order of the Bankruptcy Court on December 30, 2008.  From March 1, 2008 through December 31, 2008, Mr. Asensio provided services to RIS as a consulting chief financial officer under a consulting arrangement with RIS.  From 1972 to 1979, Mr. Asensio was an audit manager for Peat Marwick Mitchell.  Mr. Asensio received his Bachelor of Science degree in accounting from Florida Atlantic University and received his Master of Accounting degree from Florida State University.

The specific experience, qualifications, attributes or skills that led the Board to conclude that Mr. Asensio should serve as a director in light of our business and structure were his advanced accounting education and extensive experience as a former CPA and audit manager with a major independent auditing firm, and recent engagements as CFO or financial consultant for private companies.

Macon Bryce Edmonson.  Mr. Edmonson has served as a Director of the Company since July 2006 and as Chairman of the Compensation Committee since October 2008.  Mr. Edmonson is currently the CEO of Bland Farms LLC, a large multinational farming and sales operation based in Glennville, Georgia.  Bland Farms is principally engaged in the production and sales of sweet onions.  Mr. Edmonson has served as a Senior Vice President in charge of the North American business of Del Monte Fresh Produce Company from 1995 to 2005 and, since mid-2005, has been a consultant for the food industry helping companies realign their strategies and position themselves for growth in the North American market.  On January 26, 2012, Arroyo Farming Partners LLC, an entity in which an affiliate of Mr. Edmonson is a 25% partner, voluntarily filed under Chapter 7 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Arizona.  Mr. Edmonson received Bachelor and Master of Science degrees in Entomology from the University of Florida, and an MBA in marketing from the University of Miami.

The specific experience, qualifications, attributes or skills that led the Board to conclude that Mr. Edmonson should serve as a Director in light of our business and structure were his advanced business education and extensive experience as a former officer of a major consumer food product company, and ongoing consultant work in the food industry.

Paul J. Lapadat.  Since 2010, Mr. Lapadat has been Chief Executive Officer of Flagstone Foods, formerly Snacks Holding Corporation.  In November 2010, Gryphon Investors, a San Francisco based private equity firm, purchased Ann’s House of Nuts and Amport Foods, and announced Mr. Lapadat as CEO.  Flagstone Foods is the parent company of Ann’s House of Nuts and Amport Foods, both industry leading private label snack food companies competing in the trail mix, dried fruit, snack nuts and wholesome snacks segments.  From 2004 to 2010, Mr. Lapadat served as President and Chief Operating Officer of the $2 billion Snack Foods Group for ConAgra Foods, a Fortune 500 consumer packaged goods company whose brands include Orville Redenbacher’s™, Slim Jim™, DAVID™ Sunflower Seeds, ACT II™ and Crunch ‘n Munch™ along with the Store Brands Division.  Previously, Mr. Lapadat served as General Manager of ConAgra’s Store Brands Division from 2001 to 2003, where he managed over 20 private label categories.  Previous to ConAgra, Mr. Lapadat held multiple positions of increasing responsibility in Marketing and Brand Management for The Pillsbury Company and Kraft Foods.  Prior to that, Mr. Lapadat began his career in Finance at General Mills.  Directorships include service on the board of directors of Flagstone Foods (2010 to present) and service on the board of directors for the Snacks Foods Association (2009).  Mr. Lapadat received his Bachelor of Arts degree in accounting from the University of St. Thomas and his MBA in Marketing and General Management from UCLA Anderson School of Management.

The specific experience, qualifications, attributes or skills that led the Board to conclude that Mr. Lapadat should serve as a director in light of our business and structure were his accounting and marketing education, his extensive experience in finance, sales, marketing and general management for Fortune 500 consumer packaged foods companies, and his strong expertise in strategic planning, acquisitions and divestitures, restructuring, business turnaround, supply chain optimization, risk management and SAP implementation.

Terry McDaniel.  Mr. McDaniel has served as a Director and Chief Executive Officer of the Company since May 2008 and as Chief Operating Officer from April 2006 to April 2008.  Since May 2008, Mr. McDaniel has served on the Board of Directors of Foster Farms Dairy, the largest privately owned dairy in California, and currently serves as its lead director.  Mr. McDaniel served as Chairman of the Snack Food Association from March 2009 to March 2010, and served on its executive committee from March 2007 to March 2012.  Mr. McDaniel has served on the Chairman’s Advisory Committee of the Grocery Manufacturers Association, most recently since 2006.  From September 2003 to April 2006, Mr. McDaniel was President and a Director of MSLI Worksite Benefits, a company that marketed voluntary benefits through the worksite to Fortune 1000 companies.  From 1998 to 2003, Mr. McDaniel served as President, Chief Executive Officer and a Director of Wise Foods, Inc.  Prior to 1998, Mr. McDaniel served as Vice President of Sales and Marketing for Wise Foods, Inc., and as Vice President of Sales and Distribution for Haagen-Dazs Company, Inc.  Prior to these positions, he held sales leadership positions for companies such as the Nestle Corporation, Tropicana Products, Inc. and Unilever.  Mr. McDaniel received a bachelor’s degree in business and an MBA from Columbus State University.

The specific experience, qualifications, attributes or skills that led the Board to conclude that Mr. McDaniel should serve as a Director in light of our business and structure were his status as the only member of the Company’s senior management who serves on the Board of Directors, his advanced business education and his extensive leadership and operations experience as an officer and director of large companies in the consumer products, retail and food industries.

David L. Meyers.   Mr. Meyers served as Executive Vice President of Del Monte Foods, Inc., a Fortune 500 consumer packaged foods company, from 1997 until his retirement in 2011.  Previously, Mr. Meyers served as Executive Vice President and Chief Financial Officer of a privately held consumer packaged goods company purchased by a private equity group from RJR Nabisco, Inc. from 1991 to 1997, and as Vice President of Finance from 1989 to 1991; as Vice President and Controller for the Ohlmeyer Communication division of RJR Nabisco from 1988 to 1989, and as Controller for the Del Monte division of RJR Nabisco from 1987 to 1988; and as Director of Finance for Nabisco Brands from 1982 to 1987.  From 1975 to 1982, Mr. Meyers served in material management, manufacturing controller, manager of corporate accounting, plant controller and cost accountant capacities for Standard Brands, Inc., including its Planters Peanuts Division and Clinton Corn Processing Division.  Since 2008, Mr. Meyers has served on the board of directors and chairman of the audit committee for Foster Dairy Farms.  Since 2011, Mr. Meyers has served on the board of directors for Location Based Technologies, a GPS location device developer, and on the board of directors for Bay Grove Capital, a private equity group.  Previous directorships include service on the board of directors and chairman of the audit committee for Smart & Final during the one year period prior to its sale to an affiliate of Apollo Management L.P. on May 31, 2007.  Mr. Meyers received his Bachelor of Arts degree in business administration from the University of Northern Iowa and served 4 years in the United States Air Force.

The specific experience, qualifications, attributes or skills that led the Board to conclude that Mr. Meyers should serve as a director in light of our business and structure were his strong knowledge of capital markets, his extensive experience in corporate and operations finance, business development, strategy, acquisitions and divestitures and his overall leadership skills focused on achieving high growth and low cost development of operations in the consumer products industry.

Larry R. Polhill.  Mr. Polhill has served as a Director of the Company since July 2004, as a member of the Compensation Committee since May 2010, and as Chairman of the Board from February 2006 to May 2010.  Since 1997, Mr. Polhill has been a Manager of Capital Foods, LLC, a private investment company that beneficially owns 21.5% of the Company’s common stock.  Since 1978, Mr. Polhill has served as Chairman of American Pacific Financial Corp., a Grand Terrace, California-based real estate and asset management firm (APFC).  APFC has a direct ownership interest in Capital Foods, which is controlled by Mr. Polhill.  APFC filed for protection under Chapter 11 of the Bankruptcy Code in the Southern District of Nevada on September 21, 2010, and this case was converted to Chapter 7 by the Bankruptcy Court on February 9, 2012.  From 2006 to 2012, Mr. Polhill has served as Chairman of AmPac Tri State CDC Inc., a not-for-profit corporation which is an SBA 504 lender.  From August 2005 to February 2008, Mr. Polhill served as a Director of Realty Information Services Inc., a franchising organization (RIS).  On March 28, 2008, an involuntary action was filed against RIS under Chapter 7 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Nevada.  RIS disputed the petition but subsequently consented to relief under Chapter 11 of the Bankruptcy Code on July 15, 2008.  APFC and its affiliates prevailed as the successful credit bidder for the RIS assets in a sale pursuant to an order of the Bankruptcy Court on December 30, 2008.  Since October of 2004, Mr. Polhill has served as director and vice president of Café Valley, Inc., an Arizona corporation that produces high quality bakery products for the food service industry and the retail market place.

The specific experience, qualifications, attributes or skills that led the Board to conclude that Mr. Polhill should serve as a director in light of our business and structure were his more than 30 years’ business experience as an officer, director and financier of a wide diversity of businesses, including companies in the consumer products, retail, real estate and food industries, and his extensive background in corporate and real estate finance as well as mergers and acquisitions.

Itzhak Reichman.  Mr. Reichman has served as a Director of the Company since October 2007, and was appointed Chairman of the Board in May 2010.  Mr. Reichman is the retired Chairman and CEO of Desert Glory, North America’s leading grower of flavorful tomatoes with greenhouse operations in Mexico and distribution operations throughout the United States.  He held this position from April 2004 through November 2008.  Prior to that role, Mr. Reichman worked with the Borden organization while it was owned by Kohlberg, Kravis and Roberts, fulfilling various strategic and merger and acquisition leadership positions at the holding company, as well as operating roles at Borden Foods.  He also served as a member of the Board of Directors of Wise Foods, Inc., and currently serves on the Board of Directors and Compensation Committee of Apple & Eve, LLC, a private, New York based beverage company.  Mr. Reichman received a bachelor’s degree in civil engineering from the Israeli Institute of Technology and a master’s degree in business management from M.I.T.

The specific experience, qualifications, attributes or skills that led the Board to conclude that Mr. Reichman should serve as a Director in light of our business and structure were his advanced business education and his extensive leadership and operations experience as an officer and director of large companies in the consumer products, retail and food industries.  Mr. Reichman founded Elite Foods (an affiliate of Frito Lay in Israel), consulted to multiple companies as part of his work with McKinsey and Co., and led Desert Glory while growing the company in both revenues and profits.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” ALL NOMINEES FOR DIRECTOR.

* * * * *

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of the Record Date by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and nominee for director, (iii) each executive officer listed in the Summary Compensation Table set forth in “Executive Compensation” below, and (iv) all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (1)		Percent of Shares of Common Stock Beneficially Owned (2)
Larry Polhill 7000 West Buckeye Road, Phoenix, AZ 85043	4,209,100	(3)(4)(8)	21.9
Capital Foods, LLC 7380 South Eastern Avenue, Suite 150, Las Vegas, NV 89123	4,133,695	(4)	21.5
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	1,179,361	(5)	6.1
Lyon Street Capital, LLC 275 Sacramento Street, 8th Floor, San Francisco, CA 94111	1,143,274	(6)	6.0
First Wilshire Securities Management, Inc. 1224 East Green Street, Suite 200, Pasadena, CA 91106	1,068,437	(7)	5.6
Terry McDaniel	518,514	(3)(8)	2.7
Steve Weinberger	250,649	(3)(8)	1.3
Itzhak Reichman	83,208	(3)(9)	*
Richard Suchenski	70,170	(3)(8)	*
Macon Bryce Edmonson	54,978	(3)(9)	*
Ashton D. Asensio	53,080	(3)(9)	*
Ronald C. Kesselman	48,330	(3)(9)	*
Mark S. Howells	47,766	(3)(9)(10)	*
Paul J. Lapadat	—
David L. Meyers	—
All officers and directors above as a group (9 persons)	5,335,795	(11)	27.8

*                 Less than 1%.

(1)         Unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares reported.

(2)         Shares that an individual or group has a right to acquire within 60 days of the Record Date pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person shown in the table.  On the Record Date, the date as of which these percentages are calculated, there were 19,212,556 shares of Common Stock issued and outstanding pursuant to Rule 13d-3(d)(1) of the Exchange Act of 1934, as amended.

(3)         Includes shares issuable to the indicated person upon exercise of stock options that are exercisable within 60 days of the Record Date as follows: Mr. Polhill — 15,000; Mr. McDaniel — 19,600; Mr. Weinberger — 0;  Mr. Reichman — 30,000; Mr. Suchenski — 6,000; Mr. Edmonson — 35,000; Mr. Asensio — 25,000; Mr. Kesselman — 35,000; and Mr. Howells — 15,000.  Excludes shares issuable to the indicated person upon the exercise of stock options that are not exercisable within 60 days of the Record Date as follows: Mr. Polhill — 0; Mr. McDaniel — 19,600; Mr. Weinberger — 18,800; Mr. Reichman — 0; Mr. Suchenski — 9,000; Mr. Edmonson — 0; Mr. Asensio — 0; Mr. Kesselman — 0; and Mr. Howells — 0.

(4)         According to Form 4 filed by the holder with the SEC on June 11, 2012, disclosing direct beneficial ownership of 4,080 shares, and Form 4 filed by the holder with the SEC on May 18, 2012, disclosing indirect beneficial ownership of 56,325 shares by IRA, and indirect ownership of 4,133,695 shares by Capital Foods, LLC.  Mr. Polhill has pledged 4,130,000 of the shares he beneficially owns.

(5)         According to Schedule 13G filed by the holder with the SEC on January 30, 2013, disclosing sole voting power with respect to 1,179,361 shares and sole dispositive power with respect to 1,179,361 shares.

(6)         Based on Schedule 13F filed with the SEC by Lyon Street Capital, LLC as of December 31, 2012.

(7)         According to Schedule 13G/A filed by the holder with the SEC on February 14, 2013, disclosing sole voting power with respect to 267,826 shares and sole dispositive power with respect to 1,068,437 shares.

(8)         Includes unvested performance-based restricted shares with voting rights, issued under the Company’s 2005 Equity Incentive Plan in the following amount: Mr. McDaniel — 164,600; Mr. Weinberger — 64,500;  and Mr. Suchenski — 53,500.

(9)         Includes unvested restricted shares with voting rights, issued under the Company’s 2005 Equity Incentive Plan in the following amount: Mr. Polhill — 4,080; Mr. Asensio — 4,080; Mr. Howells — 4,080; Mr. Edmonson — 4,080; Mr. Reichman — 12,240;  and Mr. Kesselman — 4,080.

(10)  According to Form 4 filed by holder with the SEC on January 2, 2013, disclosing direct beneficial ownership of 4,080 shares, indirect beneficial ownership of 13,907 shares by MS Howells Foundation, indirect beneficial ownership of 10,156 shares by Zella Tribe Limited Partnership, indirect beneficial ownership of 3,623 by IRA and indirect beneficial ownership of 1,000 shares by 401(k) plan.

(11)  Includes 180,600 shares issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.  Excludes 47,400 shares issuable upon the exercise of stock options that have not yet vested and are not exercisable within 60 days of the Record Date.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors conducts its business through meetings of the Board of Directors and through its standing committees.  The Board of Directors has determined that Itzhak Reichman, Larry R. Polhill, Ashton D. Asensio, Mark S. Howells, Macon Bryce Edmonson, Ronald C. Kesselman, Paul J. Lapadat and David L. Meyers are independent, within the meaning of currently applicable rules of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and the applicable listing standards of The Nasdaq Global Market.  In connection with its determination that Larry Polhill was independent, the Board of Directors determined that Mr. Polhill’s beneficial ownership of more than 20% of the Company’s outstanding stock should not preclude a finding of general independence and compensation committee independence because (a) in discussions with the Board, he confirmed that he has no intent to effect a change of control or any other material change in Inventure’s business, structure or governing documents, or any other extraordinary event described in Item 4 of Schedule 13D, (b) his status as a large beneficial owner aligns him with the interests of the Company’s stockholders generally with regard to focus on executive compensation, and (c) he has no direct or indirect commercial, industrial, consulting, legal, accounting, charitable, family or other material business, professional or personal relationship with the Company other than as a director.

During the fiscal year ended December 29, 2012, the Board of Directors met 14 times, and the Board took action on 2 other occasions by unanimous written consent.  During such period, there were 4 meetings of the Audit Committee and 2 meetings of the Compensation Committee, and the Compensation Committee took action on 1 other occasion by unanimous written consent.  During the fiscal year ended December 29, 2012, each Director attended at least 75% of the Board of Directors meetings and meetings of any committees on which he served.  It is the Company’s policy to encourage the Directors standing for election at the Annual Meeting to attend the Annual Meeting.  All Directors standing for election at the 2013 Annual Stockholders’ Meeting attended the 2012 Annual Stockholders’ Meeting.

Non-management Directors generally meet in executive session at each regularly scheduled Board meeting without any members of management being present.  In lieu of a regularly presiding Director, these sessions are presided over by the Chairman of the Board.  It is contemplated that at least twice each year, in conjunction with regularly scheduled Board meetings, the Board will hold an executive session at which only those Directors who are “independent” within the meaning of currently applicable rules of the Exchange Act and the applicable listing standards of The Nasdaq Global Market are present.

As of the date of this Proxy Statement, two committees have been established, an Audit Committee and a Compensation Committee.  The Board of Directors does not currently utilize a formal Nominating Committee or committee performing similar functions and therefore does not have a Nominating Committee charter.  Instead, a majority of independent Directors identifies and recommends persons to be nominees for positions on the Board of Directors at each Annual Stockholders’ Meeting and to fill vacancies on the Board between annual meetings.  Board candidates, including Directors up for reelection, are considered based upon various criteria, such as broad-based business and professional skills and experiences, understanding of the Company’s business and markets, concern for long-term interests of the stockholders, personal integrity, freedom from conflicts of interest, sound business judgment, and time available to devote to board activities.  The Board of Directors has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Board may identify certain skills or attributes as being particularly desirable to help meet specific Board needs that have arisen.  While the Board of Directors does not have a formal diversity policy for Board membership, the Board seeks Directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions.  In identifying potential candidates, the independent Directors may rely on suggestions and recommendations from the Board, management and others, and may also retain search firms for assistance.  The Board of Directors believes that this process is as effective in nominating qualified Director candidates as a more formal process instituted by a separate committee under a separate charter would be.  Because it also believes that its independent Directors are in the best position to locate qualified candidates, the Board of Directors does not currently have a policy with regard to the consideration of any Director candidates recommended by stockholders.

Board Leadership Structure

For several years we have split the roles of Chairman of the Board and Chief Executive Officer so that our Chairman is better positioned to provide strong leadership that is separate and distinct from senior management.  Previously, our Chairman has also assumed the role of independent lead director to support management with strategic planning and transactions.  Going forward, the Chairman and the Board have determined that this lead director role is no longer necessary, but our Chairman will continue to take an active Board leadership role, including facilitating the functionality of committees, soliciting strategic perspectives and specific feedback from Board Members and leading some of the strategic discussions on the board.

Board’s Role in Risk Oversight

Itzhak Reichman has served as Chairman of our Board since 2010, Ashton D. Asensio has served as Chairman of our Audit Committee since 2006, and Macon Bryce Edmonson has served as Chairman of our Compensation Committee since 2008.  Messrs. Reichman, Asensio and Edmonson provide strong independent leadership in their respective functions.  It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to the Company, but the Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company, and our Chairman, Audit Committee and Compensation Committee help facilitate this oversight function.  The full Board considers strategic risks and opportunities and regularly reviews enterprise-wide risk management, including food safety, internal controls, compliance and ethics, insurance and operations.  Our Audit Committee regularly reviews risks related to internal controls over financial reporting, and our Compensation Committee regularly reviews risks related to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements for executive officers.  The full Board regularly receives detailed reports from the Committees regarding risk oversight in their areas of responsibility.

Audit Committee

The Audit Committee has the responsibility to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements, the qualification and independence of the Company’s independent auditors, and the performance of the independent auditors.  Management has primary responsibility for the Company’s financial statements, reporting process and internal controls, and the Company’s independent auditors are responsible for auditing the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion as to whether the Company’s financial statements are, in all material respects, presented fairly in conformity with such principles.  The Committee oversees the Company’s financial reporting process, hires and sets the compensation of the Company’s independent auditors, pre-approves all audit and non-audit engagements of the Company’s independent auditors and related party transactions, reviews reports from the Company’s independent auditors and the Company’s financial statements, monitors and informs the Board of the Company’s accounting policies and internal controls, reviews the scope of the audit, and monitors the quality and objectivity of the Company’s financial statements and the independence of the Company’s independent auditors.  In addition, pursuant to its Charter, the Committee performs an annual evaluation of the adequacy of the Audit Committee’s Charter.  A copy of the Audit Committee Charter is available on our website, www.inventurefoods.com, by choosing the “Investor Relations” and then “Governance Documents” links.  The Audit Committee is currently comprised of three members of the Board of Directors, Messrs. Asensio, Edmonson and Howells.  The Chairman of the Audit Committee is Mr. Asensio.  The Audit Committee was established on October 22, 1996.  The report of the Audit Committee with respect to the 2012 fiscal year is set forth under the heading “Report of the Audit Committee” below.

Compensation Committee

The Company’s Compensation Committee is currently comprised of three members of the Board of Directors, Messrs. Edmonson, Kesselman, and Polhill.  The Chairman of the Compensation Committee is Mr. Edmonson.  The Board has determined that each of the Committee members is an outside Director within the meaning of the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended, a non-employee Director under Rule 16b-3 under the Exchange Act, and “independent” within the meaning of currently applicable rules of the Exchange Act and the applicable listing standards of The Nasdaq Global Market.  The Compensation Committee evaluates the performance and reviews and approves the compensation of executive officers, including the Chief Executive Officer, of the Company.  The Compensation Committee was established on June 12, 1997.  A copy of the Compensation Committee Charter is available on our website, www.inventurefoods.com, by choosing the “Investor Relations” and then “Governance Documents” links.

The Compensation Committee also reviews, approves and recommends to the Board of Directors for approval the compensation of the members of the Board of Directors.  In approving director compensation, the Compensation Committee considers the anticipated number of meetings of the Board of Directors and its Committees and data regarding director compensation for similar size companies in similar industries.

Role of Compensation Consultant

The Compensation Committee retains Meridian Compensation Partners, LLC to review the Company’s executive and director compensation programs and policies, compare the Company’s compensation arrangements with typical practices of other small public companies and general industry benchmarks, and evaluate and provide professional guidance with respect to the Company’s current compensation compared to these benchmarks.  The Compensation Committee has determined that the consultant’s engagement has not raised any conflicts of interest.

Stockholder Communications with Directors

Stockholders who wish to communicate with the Board of Directors, the non-management Directors or an individual Director may do so by sending a letter to the Secretary of the Company at 5415 East High Street, Suite 350, Phoenix, Arizona, 85054.  The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication.”  The Secretary has been authorized to screen commercial solicitations and materials which pose security risks, are unrelated to the business or governance of the Company, relate to routine or insignificant matters that do not warrant the attention of the Board of Directors, are frivolous or offensive, or are otherwise inappropriate.  All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all or individual members of the Board.  The Secretary will make copies of all such letters and circulate them to the appropriate Director or Directors.

REPORT OF THE AUDIT COMMITTEE

The Company’s Audit Committee consists of three directors, each of whom the Board of Directors has determined to be “independent” within the meaning of currently applicable rules of the Exchange Act and the applicable listing standards of The Nasdaq Global Market for audit committee members, and to comply with the financial knowledge requirements of the applicable listing standards of The Nasdaq Global Market.  In addition, the Board of Directors has determined that Ashton D. Asensio is an Audit Committee “financial expert” within the meaning of currently applicable rules of the Exchange Act and complies with the professional experience requirements of the applicable listing standards of the Nasdaq Global Market.  The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at www.inventurefoods.com by choosing the “Investor Relations” and then the “Governance Documents” links.

The primary purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the integrated audits of its financial statements, including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002.  Management has primary responsibility for the Company’s financial statements and the financial reporting processes, including its systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the financial reporting and controls.  The Audit Committee discussed with the independent public accountants, who are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality and the acceptability of the Company’s financial reporting and controls and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by Statement of Auditing Standard No. 16.  In addition, the Audit Committee has received the written disclosures and letter from the independent public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent public accountants the independent public accountants’ independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 29, 2012 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors,

Ashton D. Asensio

Mark S. Howells

Macon Bryce Edmonson

DIRECTOR COMPENSATION

Only non-employee Directors are compensated for their services as Directors.  The Company’s 2012 compensation package for non-employee Directors was comprised of cash (annual retainers and committee meeting fees), stock option grants, and restricted share grants.  The annual pay package is designed to attract and retain highly-qualified, independent professionals to represent our stockholders and positioned to approximate the median of our peer group.

2012 compensation for non-employee Directors consisted of the following:

•                  Annual Retainers.  Each independent Director is paid an annual retainer of $25,000.  Our Chairman/lead director receives an additional annual retainer of $30,000 for his service as Chairman, plus an additional annual retainer of $20,000 for his service as lead director, plus personal company-covered health insurance at an approximate cost of $5,000/year.  The Chairman of the Audit Committee receives an additional annual retainer of $15,000, and the other members of the Audit Committee each receive an additional annual retainer of $10,000.  The Chairman of the Compensation Committee receives an additional annual retainer of $12,500, and the other members of the Compensation Committee each receive an additional annual retainer of $7,500.  The annual cash retainers are paid in quarterly installments.

•                  Meeting Fees.  There are no individual meeting fees.  If a Director does not attend (in person or by telephone) a regular quarterly meeting, the Director forfeits $3,125 of the Director’s annual retainer for that meeting.

•                  Stock Options.  Each year after each Annual Meeting of Stockholders, each independent Director receives an option to purchase shares of Common Stock at an exercise price per share equal to the closing price at the end of the day of the Annual Meeting of Stockholders, which options vest on the date of the next Annual Meeting of Stockholders and expire ten years after the date of grant.  In May 2012, the Company granted options to purchase 5,000 shares of Common Stock to each independent Director elected at the 2012 Annual Meeting of Stockholders, at an exercise price of $6.55 per share.  In May 2012, our Chairman/lead director received an additional option grant to purchase 5,000 shares of Common Stock for his service as Chairman and lead director.

•                  Restricted Stock.  Each year after each Annual Meeting of Stockholders, each independent Director receives a grant of restricted Common Stock, which grants vest on the date of the next Annual Meeting of Stockholders.  In May 2012, the Company granted 4,080 shares of restricted Common Stock to each independent Director elected at the 2012 Annual Meeting of Stockholders.  In May 2012, our Chairman/lead director received an additional grant of 8,160 shares of restricted Common Stock for his service as Chairman and lead director.

•                  Business Expenses.  Directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors and for other expenses incurred in their capacity as Directors.

•                  Director and Officer Liability Insurance.  Director and officer liability insurance individually insures our Directors and officers against certain losses that they are legally required to pay as a result of their actions while performing duties on our behalf.  Our D&O insurance policy does not break out the premium for Directors versus officers and, therefore, a dollar amount cannot be assigned for individual Directors.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

The following table sets forth the compensation paid to each non-employee Director for the 2012 fiscal year:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Ashton D. Asensio	40,000	26,724	16,800	—	83,524
M. Bryce Edmonson	43,750	43,722	16,800	—	104,272
Mark S. Howells	35,000	26,724	16,800	—	78,524
Ronald Kesselman	30,000	26,724	16,800	—	73,524
Larry Polhill	30,000	26,724	16,800	—	73,524
Itzhak Reichman	75,000	80,172	33,600	—	188,772

(1)         Represents the grant date fair value of restricted share awards granted during the year, computed in accordance with Statement of Financial Accounting Standard Board Accounting Standards Codification (“ASC”) Topic 718.  The grant date fair value, as calculated in accordance with ASC Topic 718, of fully vested share awards is equal to the closing price of SNAK common stock on the date prior to grant.  An estimate of forfeiture is not included in these amounts, nor were any actual forfeitures included in these amounts.

The aggregate number of stock awards outstanding for each independent Director at the end of fiscal year 2012 is set forth in the following table:

Name	Aggregate Number of Stock Awards Outstanding
Ashton D. Asensio	4,080
M. Bryce Edmonson	8,277
Mark S. Howells	4,080
Ronald C. Kesselman	4,080
Larry Polhill	4,080
Itzhak Reichman	12,240

(2)         Represents the grant date fair value of non-qualified stock option awards granted during the year, computed in accordance with ASC Topic 718.  Refer to Note 1 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 29, 2012, for an explanation of the methodology and assumptions used in determining the fair value of stock option awards granted.  An estimate of forfeiture is not included in these amounts, nor were any actual forfeitures included in these amounts.

The aggregate number of non-qualified stock option awards outstanding for each independent Director at the end of fiscal year 2012 is set forth in the following table:

Name	Aggregate Number of Option Awards Outstanding
Ashton D. Asensio	35,000
M. Bryce Edmonson	35,000
Mark S. Howells	15,000
Ronald C. Kesselman	35,000
Larry Polhill	15,000
Itzhak Reichman	40,000

EXECUTIVE OFFICER COMPENSATION

The Compensation Committee of the Board of Directors reviews and recommends to the Board of Directors for approval the compensation packages for all executive officers of the Company, including the executive officers named in the Summary Compensation Table below (the “Named Executive Officers”).

Summary Compensation Table

The following table sets forth certain compensation information for the Named Executive Officers for the fiscal years ended December 29, 2012 and December 31, 2011:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(16)		Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
Terry McDaniel(1)	2012	445,925	—	527,930	(10)	191,636	—	57,198	(4)	1,222,689
	2011	434,518	—	343,560	(11)	—	—	37,161	(5)	815,239

Steve Weinberger(2)	2012	293,888	—	206,325	(12)	97,372	—	52,234	(6)	649,819
	2011	287,063	—	134,970	(13)	—	—	45,305	(7)	467,338

Richard Suchenski(3)	2012	291,304	—	186,675	(14)	96,106	—	50,124	(8)	624,209
	2011	285,115	—	102,250	(15)	—	—	34,996	(9)	422,361

(1)         Mr. McDaniel has served as Chief Executive Officer since May 2008.

(2)         Mr. Weinberger has served as Chief Financial Officer since August 2006.

(3)         Mr. Suchenski has served as Senior Vice President of Sales & Marketing since June 2010.

(4)         Represents health insurance benefits of $20,196, an automobile allowance of $12,000, 401(k) matching contributions, an executive wellness exam, disability insurance and life insurance benefits paid on behalf of Mr. McDaniel.

(5)         Represents health insurance benefits of $13,500, an automobile allowance of $12,000, 401(k) matching contributions of $9,874, disability insurance and life insurance benefits paid on behalf of Mr. McDaniel.

(6)         Represents health insurance benefits of $20,196, an automobile allowance of $12,000, 401(k) matching contributions of $10,033, disability insurance and life insurance benefits paid on behalf of Mr. Weinberger.

(7)         Represents health insurance benefits of $13,500, an automobile allowance of $12,000, 401(k) matching contributions of $9,800, disability insurance and life insurance benefits paid on behalf of Mr. Weinberger.

(8)         Represents health insurance benefits of $20,196, an automobile allowance of $10,800, 401(k) matching contributions of $10,212, an executive wellness exam, disability insurance and life insurance benefits paid on behalf of Mr. Suchenski.

(9)         Represents health insurance benefits of $13,500, an automobile allowance of $10,800, 401(k) matching contributions of $9,800, disability insurance and life insurance benefits paid on behalf of Mr. Suchenski.

(10)  On May 16, 2012, the Company issued to its Chief Executive Officer 80,600 performance-based restricted shares under the Company’s 2005 Equity Incentive Plan, subject to performance criteria over three years.

(11)  On May 20, 2011, the Company issued to its Chief Executive Officer 84,000 performance-based restricted shares under the Company’s 2005 Equity Incentive Plan, subject to performance criteria over three years.

(12)  On May 16, 2012, the Company issued to its Chief Financial Officer 31,500 performance-based restricted shares under the Company’s 2005 Equity Incentive Plan, subject to performance criteria over three years.

(13)  On May 20, 2011, the Company issued to its Chief Financial Officer 33,000 performance-based restricted shares under the company’s 2005 Equity Incentive Plan, subject to performance criteria over three years.

(14)  On May 16, 2012, the Company issued to its Senior Vice President of Sales and Marketing 28,500 performance-based restricted shares under the Company’s 2005 Equity Incentive Plan, subject to performance criteria over three years.

(15)  On May 20, 2011, the Company issued to its Senior Vice President of Sales and Marketing 25,000 performance-based restricted shares under the Company’s 2005 Equity Incentive Plan, subject to performance criteria over three years.

(16)  These amounts reflect the grant date fair value of performance-based restricted shares, which are subject to performance criteria over three years.  Prior year amounts were adjusted to reflect the aggregate grant date fair value at the time of grant which were previously reported based on the compensation expense recognized by the

Company during the 2011 fiscal year.  For 2012, the grant date fair value was calculated based on the closing price of the Company’s common stock on May 15, 2012 (the last trading day immediately preceding the grant date) of $6.55 multiplied by the target number of performance-based restricted shares, as the target was considered to be the probable outcome as of the grant date.  For 2011, the grant date fair value was calculated based on the closing price of the Company’s common stock on May 19, 2011 (the last trading day immediately preceding the grant date) of $4.09 multiplied by the target number of performance-based restricted shares, as the target was considered to be the probable outcome as of the grant date.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth certain information concerning outstanding option and stock awards to the Named Executive Officers as at December 29, 2012:

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock - Unvested		Market Value of Shares or Units of Stock - Unvested ($) (7)
Terry McDaniel	78,400	19,600	(1)	$1.70	12/8/18	120,000	(3)	757,200
	—	—		$—		84,000	(5)	530,040
	—	—		$—		80,600	(6)	508,586

Steve Weinberger	73,600	18,800	(1)	$1.70	12/8/18	50,000	(3)	315,500
	55,327	—		$1.94	5/7/13	33,000	(5)	208,230
	—	—		$—		31,500	(6)	198,765

Richard Suchenski	6,000	9,000	(2)	$3.12	6/21/20	30,000	(4)	189,300
						25,000	(5)	157,750
						28,500	(6)	179,835

(1)         Options Award granted on December 8, 2008, with five year vesting in equal annual installments and a life of 10 years.

(2)         Options Award granted on June 21, 2010, with five year vesting in equal annual installments and a life of 10 years.

(3)         Performance Shares granted on May 20, 2010, with performance criteria over three years stated at target achievement of 100%.  Actual attainment of performance criteria resulted in shares vested at 50% of target value.

(4)         Performance Shares granted on June 21, 2010, with performance criteria over three years stated at target achievement of 100%.  Actual attainment of performance criteria resulted in shares vested at 50% of target value.

(5)         Performance Shares granted on May 20, 2011, with performance criteria over three years stated at target achievement of 100%.

(6)         Performance Shares granted on May 16, 2012, with performance criteria over three years stated at target achievement of 100%.

(7)         Represents the value based upon the number of shares awarded multiplied by the closing price of the Company’s common stock, which was $6.31 per share on December 29, 2012, the Company’s fiscal year end.

Equity Incentive Plan Approved by Stockholders

As of December 29, 2012, the only compensation plan of the Company approved by the stockholders is the Company’s 2005 Equity Incentive Plan (as amended, the “2005 Plan”).  The 2005 Plan was approved at our 2005 Annual Meeting of Stockholders and initially reserved for issuance 410,518 shares of Common Stock, which was the number of reserved but unissued shares available for issuance under the Company’s prior 1995 Stock Option Plan.  The number of shares of Common Stock reserved for issuance under the 2005 Plan has been increased since 2005 to a total of 2,710,518 as of the date of this filing, pursuant to a series of amendments to the 2005 Plan approved by our stockholders.  Shares issuable pursuant to awards granted under the 2005 Plan that: (a) are subject to issuance upon exercise of an option but cease to be subject to such option for any reason other than exercise of such option; (b) are subject to an award but prior to issuance are released from, or reacquired by the Company pursuant to, the terms of such award; or (c) are subject to an award that otherwise terminates without shares being issued; are again available for grant and issuance in connection with any future awards under the 2005 Plan.  In addition, shares that are withheld by the Company and not issued in order to pay for shares purchased pursuant to an award under the 2005 Plan, or any withholding taxes due upon issuance of an award or shares thereunder, are not deemed to have been delivered for purposes of determining the maximum number of shares available for delivery under the 2005 Plan and such shares are again available for grant and issuance in connection with any future awards under the 2005 Plan, other than an award that includes Incentive Stock Options.  All of the options and stock awards listed in the table above were granted pursuant to the 2005 Plan.  The 2005 Plan expires in May 2015, and awards granted under the 2005 Plan include non-qualified stock options, incentive stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and stock-reference awards.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 29, 2012 with respect to compensation plans under which shares of Common Stock of the Company are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders	1,222,727	$3.26	992,530	(1)

(1)         As of December 29, 2012, there were 430,292 shares of Common Stock available for any Awards under the 2005 Plan, plus 562,238 shares of Common Stock available for any Awards under the 2005 Plan other than Incentive Stock Options.

Retirement Benefits

The Company does not have a pension plan.

Non-Qualified Deferred Compensation

On January 18, 2007, the Compensation Committee of our Board of Directors adopted the Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”), effective January 1, 2007.

The Deferred Compensation Plan is a non-qualified deferred compensation plan that allows certain individuals designated by the Company from a select group of management or highly compensated service providers to defer a portion of their salary and bonus under the Deferred Compensation Plan (“Compensation Deferrals”).  Compensation Deferrals under the Plan represent obligations of the Company to pay participants certain compensation amounts that the participants have elected to defer.  The Deferred Compensation Plan is intended to provide participants with the ability to defer income that would otherwise be payable to them for tax planning purposes.  The Compensation Deferrals are payable in cash and generally will be paid in either a lump sum or in annual installments over a certain term upon retirement or in a lump sum upon death or other termination of service, according to the Deferred Compensation Plan.

Subject to the terms and conditions of the Deferred Compensation Plan, each participant may specify one or more investment funds or benchmarks made available by the Plan Administrator in which their deferrals shall be deemed to be invested, and each participant’s deferral account will be adjusted periodically in accordance with the procedures adopted by the Plan Administrator to reflect such deemed investments.  A participant’s deferral account will be 100% vested at all times.

The obligation to pay the vested balance of each Deferred Compensation Plan participant’s account shall at all times be an unfunded and unsecured obligation of the Company.  Benefits are payable solely from the Company’s general funds and are subject to the risk of corporate insolvency.  Participants will not have any interest in any particular assets of the Company by reason of any obligation created under the Deferred Compensation Plan.  A participant’s right to Compensation Deferrals cannot be transferred, assigned, pledged or encumbered.

Potential Payments Upon Termination or Change in Control

Our executive officers are eligible to receive certain benefits in the event their employment is terminated (1) by the Company without cause, (2) upon their retirement, disability or death or (3) in certain circumstances following a change in control.  The amount of benefits will vary based on the reason for the termination.

The following sections present calculations as of December 29, 2012 of the estimated benefits our executive officers would receive in each of these situations.  Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount an executive would receive if an eligible termination event were to occur.

In addition to the amounts disclosed in the following sections, each executive officer would retain the amounts which he has earned or accrued over the course of his employment prior to the termination event, such as the executive’s balances under our Deferred Compensation Plan, our 401(k) plan and previously vested stock options.

Severance Benefits

If the employment of an executive is terminated without cause, then he or she will be entitled to receive benefits under his or her employment agreement.  Benefits are not available if an executive is terminated for cause.  Messrs. McDaniel, Weinberger and Suchenski have severance benefits in their respective employment agreements.  The following table sets forth the benefits payable to our Named Executive Officers as severance, assuming termination on December 29, 2012.

Name	Salary ($)	Bonus (1)	Restricted Stock ($)(2)	Health Benefits ($)	Auto Allowance ($)	Outplacement ($)	Total ($)
Terry McDaniel	224,061	191,636	688,077	—	6,000	9,000	1,118,774
Steve Weinberger	147,668	97,372	278,988	—	6,000	9,000	539,028
Richard Suchenski	121,975	96,106	194,182	8,415	4,500	—	425,178

(1)         Each Named Executive Officer would be entitled to any applicable prorated bonus at the discretion of the Compensation Committee.  Represents the actual earned bonus as paid in 2013, which was paid at a rate less than the target amount of 100%.

(2)         Messrs. McDaniel, Weinberger and Suchenski hold 166,600, 64,500 and 53,500 Performance Shares, respectively, which vest based on achievement of cumulative three-year EBITDA targets.  If the executive’s employment is terminated without cause, or if the executive resigns for good reason, then a portion of the performance shares vest based on the level of performance for the completed fiscal years prior to termination.  If the Executive’s employment ends for any other reason, then the performance shares do not vest and are automatically forfeited.  The dollar values indicated are based on the closing price of the Company’s common stock, which was $6.31 per share on December 29, 2012 multiplied by the number of shares estimated for immediate release as of December 29, 2012.

Payments Triggered Upon a Change in Control

The following table sets forth the value of the payments to which each Named Executive Officer would be entitled as of December 29, 2012 in the event of a change in control of the Company.

Name	Salary ($)(1)	Bonus (2)	Stock Options ($)(3)	Restricted Stock ($)(4)	Outplacement ($)	Total ($)
Terry McDaniel	448,122	191,636	90,356	688,077	9,000	1,427,191
Steve Weinberger	295,336	97,372	86,668	278,988	9,000	767,364
Richard Suchenski	146,370	96,106	28,710	194,182	—	465,368

(1)         Assumes that the executive’s employment is terminated for “good reason” as defined in his employment agreement, within specified time periods before or after the change in control.

(2)         Each Named Executive Officer would be entitled to any applicable prorated bonus at the discretion of the Compensation Committee.  Represents the actual earned bonus as paid in 2013, which was paid at a rate less than the target amount of 100%.

(3)         Vesting of all unvested options automatically accelerates upon a change in control.  The dollar values indicated are based on the difference between the per share exercise price and the closing price of the Company’s common stock, which was $6.31 per share on December 29, 2012.

(4)         Upon a change in control, all Performance Shares are eligible for immediate vesting proportionately based upon the cumulative performance for the most recently completed fiscal year during the period, except to the extent that vesting would constitute an excess parachute payment under Internal Revenue Code Section 280G.  The dollar values indicated are based on the closing price of the Company’s common stock, which was $6.31 per share on December 29, 2012 multiplied by the number of shares estimated for immediate release as of such date.

Employment Agreements

Terry McDaniel

The Company entered into an executive employment agreement with Mr. McDaniel on April 17, 2006, employing him as Chief Operating Officer, which agreement was amended on May 8, 2008 when Mr. McDaniel took over as Chief Executive Officer, and amended and restated in its entirety on March 25, 2013.  Pursuant to the terms of this agreement, Mr. McDaniel is an “at will” employee.  Under the terms of his employment agreement, Mr. McDaniel receives an annual base salary of $448,122, eligibility for bonus as determined by the Board of Directors (or its Compensation Committee) in its discretion, an auto allowance of $1,000 per month, and, to the extent eligible thereunder, will be included in the Company’s plans that provide benefits to executive employees, including, medical, dental, vision, disability, life insurance, 401(k) plan, sick days, vacation and holidays.  Mr. McDaniel is also eligible to participate in all non-qualified deferred compensation and similar compensation, bonus and stock plans offered, sponsored or established by the Company on substantially the same or a more favorable basis as any other employee of the Company.

In the event that Mr. McDaniel’s employment is terminated by the Company for cause or Mr. McDaniel resigns, Mr. McDaniel will be entitled to receive his then current base salary through the date his employment is terminated, but no other compensation of any kind.  In the event Mr. McDaniel’s employment is terminated by the Company without cause, he will be entitled to receive as severance his then current base salary and monthly car allowance for the twelve-month period following his termination, and up to $9,000 for outplacement services.  In the event of a Change in Control (as defined in his employment agreement), if Mr. McDaniel’s employment is terminated by his resignation within twelve months following such Change in Control, he shall be entitled to receive the outplacement services described above, and if his employment is terminated for “good reason” as defined in his employment agreement, within specified time periods before or after a Change in Control, he shall be entitled to receive a lump sum amount equal to his then current annual base salary.

Mr. McDaniel’s employment agreement includes non-competition and non-solicitation provisions which will end one year after Mr. McDaniel’s employment ends and confidentiality provisions that continue indefinitely.

Steve Weinberger

The Company entered into an executive employment agreement with Mr. Weinberger on July 27, 2006, employing him as Chief Financial Officer, which agreement was amended on May 8, 2008.  Pursuant to the terms of this agreement, Mr. Weinberger is an “at will” employee.  Under the terms of his employment agreement, Mr. Weinberger receives an annual base salary of $270,300, a $60,000 relocation allowance, eligibility for bonus as determined by the Board of Directors (or its Compensation Committee) in its discretion, an auto allowance of $1,000 per month, and, to the extent eligible thereunder, will be included in the Company’s plans that provide benefits to executive employees, including, medical, dental, vision, disability, life insurance, 401(k) plan, sick days, vacation and holidays.  Mr. Weinberger is also eligible to participate in all non-qualified deferred compensation and similar compensation, bonus and stock plans offered, sponsored or established by the Company on substantially the same or a more favorable basis as any other employee of the Company.

In the event that Mr. Weinberger’s employment is terminated by the Company for cause or Mr. Weinberger resigns, Mr. Weinberger will be entitled to receive his then current base salary through the date his employment is terminated, but no other compensation of any kind.  In the event Mr. Weinberger’s employment is terminated by the Company without cause, he will be entitled to receive as severance his then current base salary and monthly car allowance for the six-month period following his termination, up to $9,000 for outplacement services and, to the extent that Mr. Weinberger lists the sale of his residence with a licensed real estate broker during such 6-month period and completes the sale of such residence during the 12-month period following expiration of such 6-month period at a sale price less than the amount Mr. Weinberger initially paid for such residence (net of real estate commissions and other closing costs), the Company shall reimburse Mr. Weinberger for such loss in a lump sum payment up to a maximum of $66,250.  In the event of a Change in Control (as defined in his employment agreement), if Mr. Weinberger’s employment is terminated by his resignation within twelve months following such Change in Control, he shall be entitled to receive the outplacement services described above, and if his employment is terminated for “good reason” as defined in his employment agreement, within specified time periods before or after a Change in Control, he shall be entitled to receive a lump sum amount equal to his then current annual base salary.

Mr. Weinberger’s employment agreement includes non-competition and non-solicitation provisions which will end one year after Mr. Weinberger’s employment ends and confidentiality provisions that continue indefinitely.

Richard Suchenski

The Company entered into an executive employment agreement with Mr. Suchenski on June 21, 2010, employing him as Senior Vice President of Sales and Marketing.  Pursuant to the terms of this agreement, Mr. Suchenski is an “at will” employee.  Under the terms of his employment agreement, Mr. Suchenski receives an annual base salary of $280,000, a

$70,000 relocation allowance, eligibility for bonus as determined by the Board of Directors (or its Compensation Committee) in its discretion, an auto allowance of $900 per month, and, to the extent eligible thereunder, will be included in the Company’s plans that provide benefits to executive employees, including, medical, dental, vision, disability, life insurance, 401(k) plan, sick days, vacation and holidays.  Mr. Suchenski is also eligible to participate in all non-qualified deferred compensation and similar compensation, bonus and stock plans offered, sponsored or established by the Company on substantially the same or a more favorable basis as any other employee of the Company.

In the event that Mr. Suchenski’s employment is terminated by the Company for cause or Mr. Suchenski resigns, Mr. Suchenski will be entitled to receive his then current base salary through the date his employment is terminated, but no other compensation of any kind.  In the event Mr. Suchenski’s employment is terminated by the Company without cause, he will be entitled to receive as severance his then current base salary, monthly car allowance and continuation of health benefits for the five month period following his termination.  In the event of a Change in Control (as defined in his employment agreement), if Mr. Suchenski’s employment is terminated for “good reason” as defined in his employment agreement, within specified time periods before or after a Change in Control, he shall be entitled to receive a lump sum amount equal to 50% of his then current annual base salary.

Mr. Suchenski’s employment agreement includes non-competition and non-solicitation provisions which will end one year after Mr. Suchenski’s employment ends and confidentiality provisions that continue indefinitely.

EXECUTIVE OFFICERS

The Board of Directors has appointed the following Company executive officers.  Certain information concerning the Company’s executive officers is set forth below, except that information concerning Mr. McDaniel, the Company’s Chief Executive Officer, is set forth above under “Proposal 1—Election of Directors.”

Steve Weinberger, age 61, has served as Chief Financial Officer since August 2006.  From July 2004 to July 2006, Mr. Weinberger was Chief Financial Officer for Fiera Foods Co.  From 1999 to 2003, Mr. Weinberger was Senior Vice President of Finance at Canada Bread Company.  From 1979 to 1999, Mr. Weinberger was employed at Nabisco Canada, where he last served as Senior Vice President of Finance of the Christie Brown & Company division.  Mr. Weinberger received his honors Bachelor of Arts degree and MBA from York University.

Richard Suchenski, age 54, has served as Senior Vice President — Sales and Marketing since June 2010.  From August 2008 to May 2010 he served as General Manager for the Fruit2O division of the Sunny Delight Corporation.  From August 2005 to July 2008 he served as President and Chief Operating Officer for The Republic of Tea.  Mr. Suchenski began his career at Procter and Gamble where he held various roles of added responsibility in Sales, and then spent six years at Frito Lay where he moved into General Management as a Region Vice President.   Mr. Suchenski received his Bachelor of Arts degree from Missouri State University.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company leases a farming, processing and storage facility located on approximately 696 acres of land in Whatcom County, Washington from the Uptrail Group LLC, a limited liability company controlled by the former owners of Rader Farms, including Brad Rader, an officer of the Company.  The ground lease extends through May 17, 2017, and the lease payment is $43,500 per month.  The Company has a right of first offer prior to any sale of the leased premises during the term, and an option to purchase all or a portion of the premises until 90 days prior to expiration of the term.

Effective January 13, 2013, Mr. Edmonson, a member of our Board of Directors, was named Chief Executive Officer of Bland Farms, Inc., the parent company of Vidalia Brands, Inc., with whom we have a broker agreement and a license to sell our Vidalia® brand snack products, and a supply agreement to obtain sweet onion puree.  Presently, the amount involved is below the $120,000 threshold for required disclosure pursuant to Item 404(a) of Regulation S-K.

Policy on Review of Related Person Transactions

It is the policy of the Board of Directors that all related party transactions must be approved by a majority of the disinterested members of the Board of Directors.  A related party transaction may not be approved by a single director.  For purposes of the policy, the term “related party transaction” means any transaction that is required to be disclosed in the Company’s proxy statements or other filings with the SEC pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934 and any material “conflict of interest” transaction with a director.

* * * * *

PROPOSAL 2 — RATIFICATION OF SELECTION OF
MOSS ADAMS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected Moss Adams LLP as independent public accountants to audit our consolidated financial statements for the 2013 fiscal year, ending December 28, 2013.  This selection is being presented to the stockholders for their ratification at the Annual Meeting.  Moss Adams LLP has served as our independent certified public accountants and has audited our consolidated financial statements since July 15, 2008.  Representatives of Moss Adams LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.  Stockholder ratification of the selection of Moss Adams LLP as our independent public accountants is not required by our Bylaws or otherwise.  We are submitting the selection of Moss Adams to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee will reconsider its selection of Moss Adams LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
VOTE FOR RATIFICATION OF THE SELECTION OF
MOSS ADAMS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

* * * * *

INDEPENDENT AUDITORS

Principal Accountant Fees and Services

The following table itemizes fees billed to the Company by Moss Adams for fiscal years 2011 and 2012:

	2012	2011
Audit Fees (includes quarterly review procedures)	$217,500	$194,570
Audit Related Fees (assurance and related services related to the audit or review of our financial statements)	3,845	7,105
Total Fees	$221,345	$201,675

All of the services described under the captions Audit Related Fees were approved by the Audit Committee pursuant to Item 2-01(c)(7)(i)(C) of Regulation S-X.  Audit Committee approval is required before an accountant is engaged to render audit or non-audit services unless (a) the engagement is entered into pursuant to detailed pre-approval policies established by the Audit Committee and such policies do not include delegation of the committee’s responsibilities to management or (b) the engagement is with respect to services other than audit, review or attest services and they aggregate less than 5% of the total paid to the accountant during the fiscal year, such services were not recognized by the Company at the time of the engagement to be non-audit and such services are promptly brought to committee’s attention and approved prior to completion of the audit.

* * * * *

PROPOSAL 3 — ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(“SAY-ON-PAY VOTE”)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our Named Executive Officers, as such compensation is described in the tabular disclosure above regarding such compensation and the narrative disclosure set forth below and elsewhere in this Proxy Statement.  Our executive compensation program is designed to enable us to attract, motivate and retain talented executives, who are critical to our success.

Objectives of Our Compensation Program

The Compensation Committee of the Board of Directors is responsible for establishing, implementing and monitoring adherence with our compensation philosophy.

The objectives of our compensation program are to:

•                  align our executive officers’ performance with our stockholders’ interests;

•                  incentivize our executive officers to work towards achievement of our overall corporate goals and milestones and their individual performance objectives over the short- and long-term, while also ensuring that the elements, individually and in the aggregate, do not encourage unnecessary or excessive risk taking;

•                  attract and retain highly qualified and talented executive officers by providing a total compensation program that is competitive with companies with whom we compete for executive talent; and

•                  provide financial stability to our executive officers while recognizing individual performance and achievements.

Components of Our Compensation Program

Our compensation program for Named Executive Officers consists mainly of base salary, annual performance-based cash awards, and equity awards under the 2005 Plan, with an emphasis on Performance Share grants, as described below.  These elements are intended to provide an overall compensation package that is consistent with our compensation objectives discussed above.

Base Salary

Base salaries provide our Named Executive Officers with a degree of financial certainty and stability, compensating them for performing their core job duties and recognizing individual achievements and contributions.  The base salaries of our Named Executive Officers are set forth in their respective employment agreements with the Company and are subject to review by the Board of Directors.

Annual Performance-Based Cash Awards

Annual performance-based cash awards help to motivate our Named Executive Officers to meet or exceed our short-term performance objectives.  The Company maintains a tiered payment cash bonus plan for our Named Executive Officers which provides for cash awards to our Named Executive Officers upon the achievement of annual Board-approved EBITDA targets and Board-approved individual performance objectives.

Equity Awards

Various equity awards under our 2005 Plan, including stock options, restricted stock and performance-based restricted shares, help to motivate our Named Executive Officers to meet or exceed our long-term performance objectives and align the compensation of our Named Executive Officers with the long-term interests of our stockholders.  Since 2010, the Company has granted performance-based restricted shares to our Named Executive Officers pursuant to a Performance Share Restricted Stock program.  This program provides for a grant of restricted stock which will vest at the end of a three-year measurement period based upon the achievement of cumulative Board-approved EBITDA targets for that three-year period.

Compensation Process and Decision-Making

The Compensation Committee is responsible for determining and approving all compensation for our Named Executive Officers, including incentive-based and equity-based compensation.  In addition, the Compensation Committee approves all employment, severance, or change-in-control agreements, special or supplemental benefits, or provisions including the same, applicable to our Named Executive Officers.  The Chief Executive Officer was not present at the time the Compensation Committee reviewed his performance and discussed his compensation for 2012.  The Compensation Committee retains Meridian Compensation Partners, LLC to review the Company’s executive and director compensation programs and policies, compare the Company’s compensation arrangements with typical practices of other small public companies and general industry benchmarks, and evaluate and provide professional guidance with respect to the Company’s current compensation compared to these benchmarks.  The Compensation Committee has determined that the consultant’s engagement has not raised any conflicts of interest.

Recommendation

Our Board of Directors believes that the information provided in this Proxy Statement demonstrates that our executive compensation program was designed appropriately to align management’s interests with our stockholders’ interests and support long-term value creation.

The following resolution will be submitted for a stockholder vote at the Annual Meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement.

The Say-On-Pay Vote is advisory, and therefore will not affect any compensation already paid or awarded to our Named Executive Officers nor be binding on the Company, the Compensation Committee or our Board of Directors.  However, the Compensation Committee and/or the Board of Directors will consider the outcome of the vote when making future executive compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

* * * * *

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(“FREQUENCY VOTE”)

Background

The Dodd-Frank Act also enables our stockholders to indicate how frequently they believe we should seek an advisory “Say-On-Pay Vote” (as described in Proposal 3 above).  Accordingly, we are seeking an advisory determination from our stockholders as to the frequency with which we should present future Say-On-Pay Votes to the stockholders.  We are providing stockholders the option of selecting a frequency of one, two or three years, or abstaining.  In accordance with the Dodd-Frank Act and applicable SEC rules, we will provide stockholders the opportunity to vote on the “Frequency Vote” described in this Proposal 4 at least once every six years.

For the reasons described below, the Board of Directors recommends that our stockholders select a frequency of every one year.

The Compensation Committee and the Board of Directors currently believe that it is in the best interests of the Company and our stockholders if we seek an advisory vote on the compensation of our Named Executive Officers every year.  We believe that this frequency is appropriate because it will enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our proxy statement, leading to a more meaningful and coherent communication between the Company and our stockholders on the compensation of our Named Executive Officers.  We also believe holding an advisory vote on executive compensation every year will enable us to respond more quickly to stockholder concerns.  Moreover, we believe that our compensation programs must be responsive and responsible, and an annual advisory vote on executive compensation will provide us with the stockholder feedback we need to adequately assess whether our compensation programs and goals warrant change from year to year.

The Board of Director’s determination was further based on the premise that this recommendation could be modified in future years if it becomes apparent that an annual Say-On-Pay Vote is not meaningful, is burdensome or is more frequent than recommended by best corporate governance practices.

Recommendation

The following resolution will be submitted for a stockholder vote at the Annual Meeting:

RESOLVED, that an advisory stockholder vote to approve the compensation paid to the Company’s Named Executive Officers be submitted to the Company’s stockholders every: (i) one year, (ii) two years or (iii) three years; with such frequency that receives the highest number of votes cast being the preferred advisory vote of stockholders.

The Frequency Vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors.  However, the Board of Directors will consider the outcome of the vote along with other factors when making its decision about the frequency of future Say-On-Pay Votes.  Stockholders are not being asked to approve or disapprove of the Board of Director’s recommendation, but rather to indicate their own choice as among the frequency options.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EVERY “ONE YEAR” AS THE FREQUENCY FOR FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

* * * * *

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.  Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representation that no other reports were required, during the fiscal year ended December 29, 2012, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy material in connection with the 2013 Annual Meeting of Stockholders, the proposal must be on matters appropriate for stockholder action, in proper form and otherwise consistent with the rules and regulations under the Exchange Act and the Company’s Bylaws, and received by the Secretary of the Company on or before December 20, 2013.  Proposals should be directed to the Company’s Secretary, Inventure Foods, Inc., 5415 East High Street, Suite 350, Phoenix, Arizona 85054.

OTHER BUSINESS

The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting.  However, if any other matters are properly presented for action, it is the intention of each person named in the accompanying proxy to vote said proxy in accordance with his judgment on such matters.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

The Company is required to provide an Annual Report to stockholders who receive this Proxy Statement.  The Company will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record.  Additional copies of the Annual Report, along with copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 (not including documents incorporated by reference), are available without charge to stockholders upon written request to the Company:  Inventure Foods, Inc., Attention: Corporate Secretary, 5415 East High Street, Suite 350, Phoenix, Arizona 85054.  You may review the Company’s filings with the Securities and Exchange Commission by visiting the Company’s website at www.inventurefoods.com.

* * * * *

ANNUAL MEETING OF STOCKHOLDERS OF

INVENTURE FOODS, INC.

May 15, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Company’s Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy and 2012 Annual Report

are available at www.inventurefoods.com by choosing “Investor Relations” and then the “Annual Report and Proxy” links.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

 Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES AS DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:

NOMINEES:

☐	FOR ALL NOMINEES	☐	Ashton D. Asensio
		☐	Macon Bryce Edmonson
☐	WITHHOLD AUTHORITY	☐	Paul J. Lapdat
	FOR ALL NOMINEES	☐	Terry McDaniel
		☐	David L. Meyers
☐	FOR ALL EXCEPT	☐	Larry R. Polhill
	(See instructions below)	☐	Itzhak Reichman

INSTRUCTIONS:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here: ☒

				FOR	AGAINST	ABSTAIN
2.	Ratify selection of Moss Adams LLP as independent public accountants.			☐	☐	☐

				FOR	AGAINST	ABSTAIN
3.	Advisory approval of the compensation of our Named Executive Officers.			☐	☐	☐

			ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
4.	Advisory vote on the frequency of an advisory vote on the compensation of our Named Executive Officers.		☐	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:		Signature of Stockholder			Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

INVENTURE FOODS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Terry McDaniel and Steve Weinberger, and each of them, with full power of substitution, as proxies of the undersigned to vote all shares of Common Stock, par value $.01 per share, of Inventure Foods, Inc. (the “Company”) held of record by the undersigned on April 1, 2013, at an Annual Meeting of Stockholders of the Company to be held on May 15, 2013 or any adjournments or postponements thereof (the “Annual Meeting”), on the matters set forth on the reverse side of this Proxy, and, in their discretion, upon all matters incident to the conduct of the Annual Meeting and upon such other matters as may properly be brought before the Annual Meeting.  This Proxy revokes all prior proxies given by the undersigned.

This proxy, when properly executed, will be voted in the manner directed herein.  If no direction is made, this Proxy will be voted “FOR” the election of ALL Nominees as Directors and “FOR” Proposals 2, 3 and 4.

(Continued and to be signed on the reverse side)